[Top Ships Letterhead]

October 10, 2013

AMCI Products Limited
c/o AMCI Poseidon
475 Steamboat Road, 2nd Floor
Greenwich, CT 06830

Re:	Stock Purchase Agreement (the "Lichtenstein SPA") dated September 5, 2013 between Top Ships Inc. and AMCI Products Limited for the purchase and sale of Lichtenstein Shipping Company Limited

Dear Sirs:

Reference is made to the Lichtenstein SPA.  Capitalized terms used herein shall have the meanings ascribed to such terms in the Lichtenstein SPA.  The parties desire to amend the Lichtenstein SPA as reflected herein.

Section 2.4(f) of the Lichtenstein SPA is hereby amended to read in its entirety as follows:

"(f)           (i)  On the first to occur of (A) the date of the closing of the direct or indirect sale by Purchaser of the Evian or of Jeke Shipping Company Limited, or (B) March 31, 2014, Purchaser will (unless the Alpha Bank Credit Facility has been repaid in full by such date) deposit $1,000,000 (the "Alpha Bank Escrow Amount") into an escrow account.

(ii)  If Bank has provided its consent to the transactions contemplated by this Agreement in accordance with Section 6.1(a)(iii) on or prior to March 31, 2014, the Alpha Bank Escrow Amount shall be (x) released to Purchaser upon full repayment of the credit facility secured by a first priority mortgage over the Vessel (the "Alpha Bank Credit Facility"), provided such repayment occurs on or prior to March 31, 2014, or (y) released and paid to Seller on April 1, 2014 if the Alpha Bank Credit Facility has not been repaid in full prior to that date.

(iii)  If Bank has not provided its consent to the transactions contemplated by this Agreement in accordance with Section 6.1(a)(iii) on or prior to March 31, 2014, the Alpha Bank Escrow Amount shall be (x) released to Purchaser upon full repayment of the Alpha Bank Credit Facility, provided such repayment occurs on or prior to April 30, 2014, or (y) released and paid to Seller on May 1, 2014 if the Alpha Bank Credit Facility has not been repaid in full prior to that date."

AMCI Product Limited

Except as amended herein, the Lichtenstein SPA is hereby ratified and confirmed, and shall continue in full force and effect subject to its original terms and conditions as amended hereby.

Please execute and deliver a copy of this letter agreement to confirm your agreement to the foregoing.

Very truly yours,

TOP SHIPS INC.

By: /s/ Evangelos Pistiolis
Director

Confirmed and Agreed:

AMCI PRODUCTS LIMITED

By: /s/ Stamatis V. Molaris

Stamatis V. Molaris
Director